Exhibit 99.1

PRESS RELEASE Contact:	Michael Senken

Phone:	(678) 384-6720

MiMedx Secures a $3.0 Million Revolving Line of Credit with Bank of America

KENNESAW, Georgia, May 20, 2013 (PR Newswire) – MiMedx Group, Inc. (NASDAQ: MDXG), an integrated developer, manufacturer and marketer of patent protected regenerative biomaterials and bioimplants processed from human amniotic membrane, announced today that it has secured a revolving line of credit with Bank of America.  The revolving line of credit facility, which is secured by the Company’s accounts receivable and inventory, allows MiMedx to borrow up to $3.0 million through May 1, 2014.  The facility will be used for general corporate purposes.

About the Company

MiMedx® is an integrated developer, manufacturer and marketer of patent protected regenerative biomaterial products and bioimplants processed from human amniotic membrane. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself.  Our biomaterial platform technologies include the device technologies HydroFix® and CollaFix™, and our tissue technologies, AmnioFix® and EpiFix®. Our tissue technologies are processed from human amniotic membrane that is derived from the donated placentas. Through our donor program, mothers delivering full-term Caesarean section births can elect in advance of delivery to donate the placenta in lieu of having it discarded as medical waste. We process the human amniotic membrane utilizing our proprietary Purion® Process, to produce a safe, effective and minimally manipulated implant for homologous use. MiMedx® is the leading supplier of amniotic tissue, having supplied over 150,000 allografts to date to distributors and OEMs for application in the Wound Care, Surgical, Sports Medicine, Ophthalmic and Dental sectors of healthcare.